Exhibit 99.4

YUMANITY HOLDINGS, LLC

INDEX TO FINANCIAL STATEMENTS

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Yumanity Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yumanity Holdings, LLC and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive loss, of preferred units and members’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 23, 2020

We have served as the Company’s auditor since 2018.

Yumanity Holdings, LLC

Consolidated Balance Sheets

(In thousands, except unit amounts)

	December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$5,054	$14,021
Marketable securities	34,911	1,347
Prepaid expenses and other current assets	356	681
Restricted cash	125	125

Total current assets	40,446	16,174
Property and equipment, net	1,439	1,017
Operating lease right-of-use assets	—	275
Deposits	115	40
Restricted cash	—	100

Total assets	$42,000	$17,606

Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable	$1,300	$1,905
Accrued expenses and other current liabilities	1,825	2,421
Operating lease liabilities	—	291
Current portion of capital (finance) lease obligation	959	343
Current portion of long-term debt	1,389	—

Total current liabilities	5,473	4,960
Long-term debt, net of discount and current portion	8,564	14,470
Capital (finance) lease obligation, net of current portion	458	116
Preferred unit warrant liability	50	261

Total liabilities	14,545	19,807

Commitments and contingencies (Note 13)
Preferred units (Class A and B), 17,515,738 units authorized at December 31, 2018 and 2019; 12,391,101 units issued and outstanding at December 31, 2018 and 2019; liquidation preference of $90,712 at December 31, 2019	89,699	89,699

Members’ deficit:
Common units, 15,492,000 units authorized at December 31, 2018 and 2019; 10,278,698 and 10,259,344 units issued and outstanding at December 31, 2018 and 2019, respectively	3,575	5,120
Accumulated other comprehensive loss	(8)	—
Accumulated members’ deficit	(65,811)	(97,020)

Total members’ deficit	(62,244)	(91,900)

Total liabilities, preferred units and members’ deficit	$42,000	$17,606

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2018	2019
Operating expenses:
Research and development	$17,822	$22,969
General and administrative	5,567	7,062

Total operating expenses	23,389	30,031

Loss from operations	(23,389)	(30,031)

Other income (expense):
Change in fair value of preferred unit warrant liability	6	12
Interest expense	(740)	(1,209)
Interest income and other income (expense), net	536	530
Loss on debt extinguishment	—	(511)

Total other income (expense), net	(198)	(1,178)

Net loss	$(23,587)	$(31,209)

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2018	2019
Net loss	$(23,587)	$(31,209)
Other comprehensive income (loss):
Unrealized gains (losses) on marketable securities, net of tax of $0	(6)	8

Comprehensive loss	$(23,593)	$(31,201)

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Preferred Units and Members’ Deficit

(In thousands, except unit amounts)

	Class A and B Preferred Units		Common Units		Accumulated Other Comprehensive Gain (Loss)	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balances at December 31, 2017	8,075,629	$53,657	10,338,698	$2,678	$(2)	$(42,224)	$(39,548)
Issuance of Class B preferred units, net of issuance costs of $79	4,315,472	36,042	—	—	—	—	—
Forfeiture of unvested incentive units	—	—	(60,000)	—	—	—	—
Equity-based compensation expense	—	—	—	897	—	—	897
Unrealized losses on marketable securities	—	—	—	—	(6)	—	(6)
Net loss	—	—	—	—	—	(23,587)	(23,587)

Balances at December 31, 2018	12,391,101	89,699	10,278,698	3,575	(8)	(65,811)	(62,244)
Forfeiture of unvested incentive units	—	—	(19,354)	—	—	—	—
Equity-based compensation expense	—	—	—	1,545	—	—	1,545
Unrealized gains on marketable securities	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(31,209)	(31,209)

Balances at December 31, 2019	12,391,101	$89,699	10,259,344	$5,120	$—	$(97,020)	$(91,900)

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Consolidated Statements of Cash Flows

(In thousands)

	December 31,
	2018	2019
Cash flows from operating activities:
Net loss	$(23,587)	$(31,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,269	1,057
Non-cash lease expense	—	1,049
Equity-based compensation expense	897	1,545
Accretion of discounts on marketable securities	(314)	(316)
Non-cash interest expense	174	319
Loss on debt extinguishment	—	510
Change in fair value of preferred unit warrant liability	(6)	(12)
Loss on disposal of property and equipment	—	3
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(218)	(418)
Deposits	159	75
Operating lease liabilities	—	(986)
Accounts payable	640	533
Accrued expenses and other current liabilities	637	642

Net cash used in operating activities	(20,349)	(27,208)

Cash flows from investing activities:
Purchases of marketable securities	(44,645)	(19,347)
Proceeds from sales and maturities of marketable securities	22,250	53,235
Purchases of property and equipment	(50)	(638)

Net cash provided by (used in) investing activities	(22,445)	33,250

Cash flows from financing activities:
Proceeds from issuance of Class B preferred units, net of offering costs	36,042	—
Proceeds from issuance of long-term debt, net of issuance costs	9,835	14,750
Repayments of long-term debt	—	(10,767)
Payments of capital or finance lease obligations	(1,201)	(958)

Net cash provided by financing activities	44,676	3,025

Net increase in cash, cash equivalents and restricted cash	1,882	9,067
Cash, cash equivalents and restricted cash at beginning of period	3,297	5,179

Cash, cash equivalents and restricted cash at end of period	$5,179	$14,246

Supplemental cash flow information:
Cash paid for interest	$488	$910
Supplemental disclosure of noncash investing and financing activities:
Additions to property and equipment under capital lease	$620	$—
Issuance of preferred unit warrant in connection with loan	$56	$223
Deferred financing costs included in accounts payable	$—	$72
Operating lease liabilities arising from obtaining right-of-use assets	$—	$469

The accompanying notes are an integral part of these consolidated financial statements.

Yumanity Holdings, LLC

Notes to consolidated financial statements

1. Nature of Business and Basis of Presentation

Yumanity Holdings, LLC (“Holdings” and together with its wholly owned subsidiary Yumanity Therapeutics, Inc., the “Company”) is a preclinical biopharmaceutical company engaged in the research and development of neurodegenerative diseases caused by protein misfolding. The Company commenced operations in 2014 and is headquartered in Massachusetts.

The Company is subject to risks similar to those of other pre-clinical stage companies in the biopharmaceutical industry, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, the impact of the COVID-19 pandemic and the need to obtain adequate additional financing to fund the development of its products. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from the sale of its products.

Proposed Merger with Proteostasis Therapeutics, Inc.

On August 22, 2020, Proteostasis Therapeutics, Inc, a Delaware corporation (“PTI”), Pangolin Merger Sub, a Delaware corporation and a wholly owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc. (“Yumanity”) and Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into Yumanity. Immediately prior to the closing of the transaction Yumanity and Holdings will merge with Yumanity surviving the merger. Upon the closing of the transaction Yumanity will become a wholly owned subsidiary of PTI. PTI is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market.

Under the terms of the Merger Agreement, upon the consolidation of Holdings and Yumanity, all of Holdings’ outstanding common units and preferred units will be exchanged for common stock of Yumanity and all outstanding options exercisable for common units and warrants exercisable for preferred units and common units of Holdings will be exchanged for options and warrants exercisable for common stock of Yumanity. Upon the closing of the transaction all of Yumanity’s outstanding shares of common stock will be exchanged for common stock of PTI and all of Yumanity’s options and warrants exercisable for Yumanity’s common stock will be exchanged for options and warrants exercisable for common stock of PTI.

The Company’s and PTI’s obligations to consummate the merger are subject to certain closing conditions, including, among other things, the (i) approval by the stockholders of PTI of the issuance of the shares of PTI common stock pursuant to the Merger Agreement, (ii) approval by the stockholders of the Company to adopt the Merger Agreement, (iii) continued listing of PTI’s common stock on the Nasdaq Global Market and (iv) effectiveness of the registration statement in connection with the merger.

The business combination will be accounted for as a reverse merger accounted for as an asset acquisition in accordance with GAAP. Under this method of accounting, the Company will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) the Company’s equityholders will own a substantial majority of the voting rights in the combined organization, (ii) the Company will designate a majority of the members (7 of 9) of the initial board of directors of the combined organization and (iii) the Company’s senior management will hold all key positions in the senior management of the combined organization. Accordingly, for accounting purposes, (i) the merger will be treated as the equivalent of the Company issuing stock to acquire the net assets of PTI,

(ii) the net assets of PTI will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of the Company and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of PTI. As a result, as of the closing date of the merger, the net assets of PTI will be recorded at their acquisition-date fair values in the financial statements of the Company and the reported operating results prior to the business combination will be those of the Company.

Basis of presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Going concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the original issuance date of the consolidated financial statements.

Since its inception, the Company has funded its operations primarily with proceeds from sales of preferred units and debt financing. The Company has incurred recurring losses and negative cash flows from operations since inception, including net losses of $23.6 million and $31.2 million for the years ended December 31, 2018 and 2019, respectively. In addition, as of December 31, 2019, the Company had an accumulated members’ deficit of $97.0 million. The Company expects to continue to generate operating losses for the foreseeable future. As of September 23, 2020, the original issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company expects that its cash, cash equivalents and marketable securities, including the proceeds it received from the sale of Class C preferred units in June 2020 and the upfront payment it received in conjunction with a collaboration agreement (see Note 16), will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021.

In addition to pursuing consummation of the merger, the Company plans to obtain additional funding through private or public equity financings, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. If the Company is unable to obtain additional funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations.

Based on its recurring losses from operations since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of September 23, 2020, the original issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the original issuance date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Coronavirus

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay its clinical trial or future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including current and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of common units and unit-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Concentrations of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. At times the Company may maintain cash and investment balances in excess of federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its discovery programs. These programs could be adversely affected by a significant interruption in these services or the availability of materials.

Deferred financing costs

The Company capitalizes certain legal and other third-party fees that are directly associated with obtaining access to capital under credit facilities. Deferred financing costs incurred in connection with obtaining access to capital are recorded in prepaid expenses and other current assets and are amortized over the term of the credit facility. Deferred financing costs related to a recognized debt liability are recorded as a reduction of the carrying amount of the debt liability and amortized to interest expense using the effective interest method over the repayment term.

Cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted cash

Amounts included in restricted cash represent amounts pledged as collateral for letters of credit required for a security deposit on the Company’s leased facilities as well as amounts pledged as collateral for Company credit cards as part of the terms of the “New Loan” (see Note 6). These amounts are classified as restricted cash (current) and restricted cash (non-current), respectively, in the Company’s consolidated balance sheets. As of December 31, 2018 and 2019, the cash and restricted cash of $5.2 million and $14.2 million, respectively, presented in the consolidated statements of cash flows included cash and cash equivalents of $5.1 million and $14.0 million, respectively, and restricted cash of $0.1 million and $0.2 million, respectively.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Laboratory equipment	3 years
Office equipment, computers and software	3 - 5 years
Furniture and fixtures	3 - 5 years
Leasehold improvements	Shorter of remaining term of lease or useful life

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of long-lived assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2018 or 2019.

Fair value measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, marketable securities and preferred unit warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s long-term debt approximates its fair value due to its variable interest rate.

Marketable securities

The Company’s marketable securities, which consist of debt securities, are classified as available-for-sale and are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in members’ deficit. Realized gains and losses and declines in value determined to be other than temporary are based on the specific identification method and are included as a component of other income (expense) in the consolidated statements of operations.

The Company evaluates its marketable securities with unrealized losses for other-than-temporary impairment. When assessing marketable securities for other-than-temporary declines in value, the Company considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value and market conditions in general. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge recorded in the consolidated statements of operations. No such adjustments were necessary during the periods presented.

Classification and accretion of preferred units

The Company’s preferred units are classified outside of members’ deficit on the consolidated balance sheets because the holders of such units have redemption rights in the event of a deemed liquidation that, in certain situations, is not solely within the control of the Company. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the preferred units are not being accreted to their redemption values. If a deemed liquidation event became probable, the carrying values of the preferred units would be accreted to redemption values.

Preferred unit warrant liability

The Company classifies warrants for the purchase of preferred units (see Notes 3 and 9) as a liability on its consolidated balance sheets as these warrants are freestanding financial instruments that may require the

Company to transfer assets upon exercise. The warrant liability is initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense) in the consolidated statements of operations. Changes in the fair value of the preferred unit warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Research and development costs

Costs for research and development activities are expensed in the period in which they are incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, equity-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation and amortization, manufacturing expenses, and external costs of vendors engaged to conduct research and preclinical development activities and clinical trials as well as the cost of licensing technology.

Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period in which they are incurred. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Research, development, and manufacturing contract costs and accruals

The Company has entered into various research, development, and manufacturing contracts with research institutions and other companies. These agreements are generally cancelable, and related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research and development costs. When billing terms under these contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Any accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research, development, and manufacturing activities, invoicing to date under the contracts, communication from the research institutions and other companies of any actual costs incurred during the period that have not yet been invoiced, and the costs included in the contracts. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical accrual estimates made by the Company have not been materially different from the actual costs.

Patent costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Equity-based compensation

The Company measures awards with service-based vesting or performance-based vesting granted to employees, non-employees and directors based on the fair value of the award on the date of grant. Compensation expense for the awards is recognized over the requisite service period for employees and directors and as services are delivered for non-employees, both of which are generally the vesting period of the respective award. The Company uses the straight-line method to record the expense of awards with only service-based vesting conditions. The Company uses the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing once achievement of the performance condition becomes probable. The Company accounts for forfeitures of equity-based awards as they occur.

The Company classifies equity-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Income taxes

The Company is organized as a Limited Liability Company and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company is not viewed as a taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each member is responsible for the tax liability, if any, related to its proportionate share of the member’s taxable income. The Company’s wholly owned corporate subsidiary is a taxpaying entity.

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in members’ deficit that result from transactions and economic events other than those with its members. The Company’s only elements of other comprehensive loss are unrealized gains (losses) on marketable securities.

Leases

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Leases (“ASC 840”). The Company adopted ASC 842, Leases (“ASC 842”), effective January 1, 2019 using the modified retrospective transition method. Under this method, financial statements for reporting periods after adoption are presented in accordance with ASC 842 and prior-period financial statements continue to be presented in accordance with ASC 840, the accounting standard originally in effect for such periods.

In accordance with ASC 842, the Company determines at the inception of a contract if such arrangement is or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date as operating or finance leases and records a right-of-use asset and a lease liability on the consolidated balance sheet for all leases with an initial lease term of greater than 12 months. Leases with an initial term of 12 months or less are not recorded on the balance sheet, but payments are recognized as expense on a straight-line basis over the lease term.

The Company often enters into contracts that contain both lease and non-lease components. Non-lease components may include maintenance, utilities, and other operating costs. Subsequent to the Company’s adoption of ASC 842 as of January 1, 2019, the Company combines the lease and non-lease components of fixed costs in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The present value of future lease payments is determined by using the interest rate implicit in the lease if that rate is readily determinable; otherwise, the Company uses its estimated secured incremental borrowing rate for that lease term. The Company estimates its secured incremental borrowing rate for each lease based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term.

Certain of the Company’s leases include options to extend or terminate the lease. The amounts determined for the Company’s right-of-use assets and lease liabilities generally do not assume that renewal options or early-termination provisions, if any, are exercised, unless it is reasonably certain that the Company will exercise such options.

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on their balance sheet as a right-of-use asset and a lease liability. In general, lease arrangements exceeding a twelve-month term must be recognized as assets and liabilities on the balance sheet. Under ASU 2016-02, a right of use asset and lease obligation is recorded for all leases, whether operating or financing, while the income statement reflects lease expense for operating leases and amortization/interest expense for financing leases. The FASB also issued ASU 2018-10, Codification Improvements to Topic 842 Leases, and ASU 2018-11, Targeted Improvements to Topic 842 Leases, which allows the new lease standard to be applied as of the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings rather than retroactive restatement of all periods presented.

The Company adopted ASC 842 effective January 1, 2019, using the modified retrospective transition method. The transition method allows entities to apply the transition requirements at the effective date rather than at the beginning of the earliest comparative period presented. Accordingly, the Company did not restate the comparative period and its reporting for the comparative period is presented in accordance with ASC 840. Upon its adoption of ASC 842, the Company elected to apply the package of practical expedients permitted under the transition guidance to its entire lease portfolio as of January 1, 2019. As a result, the Company was not required to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, and (iii) whether the initial direct costs for any existing leases met the new definition of initial direct costs at the initial application date. The Company elected to utilize its incremental borrowing rate based on the remaining lease term as of the date of adoption for its real estate lease.

In connection with the adoption, the Company recognized right-of-use assets and lease liabilities of $0.8 million on its consolidated balance sheet. There was no required change in its accounting for and classification of the Company’s property and equipment leases that qualified as a capital (finance) leases. The Company’s future commitments under lease obligations and additional disclosures are summarized in Note 12.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Requirements for Fair Value Measurement. The new standard added, modified or removed disclosure requirements under Topic 820 for clarity and consistency. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-03 on January 1, 2019 and the adoption did not have a material impact on its consolidated financial statements.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in earlier recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which narrowed the scope and changed the effective date for non-public entities for ASU 2016-13. The FASB subsequently issued supplemental guidance within ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”). ASU 2019-05 provides an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For public entities that are Securities and Exchange Commission filers, excluding entities eligible to be smaller reporting companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company does not believe the adoption of ASU 2016-13 will have a material effect on its consolidated financial statements.

3. Fair Value Measurements and Marketable Securities

The following tables present the Company’s fair value hierarchy for its assets and liabilities, which are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2018 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$4,717	$—	$—	$4,717
Marketable securities:
U.S. Treasury securities	—	17,356	—	17,356
Corporate bond securities	—	5,617	—	5,617
Commercial paper	—	11,938	—	11,938

	$4,717	$34,911	$—	$39,628

Liabilities:
Preferred unit warrant liability	$—	$—	$50	$50

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$13,146	$—	$—	$13,146
Marketable securities:
Commercial paper	—	1,347	—	1,347

	$13,146	$1,347	$—	$14,493

Liabilities:
Preferred unit warrant liability	$—	$—	$261	$261

Marketable securities were valued by the Company using quoted prices in active markets for similar securities, which represent a Level 2 measurement within the fair value hierarchy.

The following table provides a roll-forward of the aggregate fair values of the Company’s preferred units warrant liability, for which fair value was determined by Level 3 inputs (in thousands):

Preferred Unit Warrant Liability
Fair value at December 31, 2017	$—
Issuance of warrants to purchase Class A preferred units	56
Change in fair value	(6)

Fair value at December 31, 2018	50
Issuance of warrants to purchase Class B preferred units	223
Change in fair value	(12)

Fair value at December 31, 2019	$261

The preferred unit warrant liability in the tables above consisted of the fair value of warrants to purchase preferred units issued in 2018 and 2019 (see Note 9) and was based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the preferred unit warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the preferred unit warrants. The Company assesses these assumptions and estimates at the end of each reporting period. Changes in the fair value of the preferred unit warrants are recognized within other income (expense) in the consolidated statements of operations. The most significant assumption in the Black-Scholes option-pricing model impacting the fair value of the preferred unit warrant liability was the fair value of the underlying preferred units as of each remeasurement date. The Company determines the fair value per unit of these preferred units by taking into consideration its most recent sales of its preferred units as well as additional factors that the Company deems relevant. The fair value of the Company’s Class A preferred units was $6.76 and $5.84 at December 31, 2018 and 2019, respectively. The fair value of the Company’s Class B preferred units was $8.44 at December 31, 2019.

Marketable securities by security type consisted of the following (in thousands):

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$17,358	$—	$(2)	$17,356
Corporate bond securities	5,623	—	(6)	5,617
Commercial paper	11,938	—	—	11,938

	$34,919	$—	$(8)	$34,911

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$1,347	$—	$—	$1,347

	$1,347	$—	$—	$1,347

4. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2018	2019
Laboratory equipment	$3,619	$2,351
Office equipment, computers and software	208	168
Furniture and fixtures	133	5
Leasehold improvements	211	85

	4,171	2,609
Less: Accumulated depreciation and amortization	(2,732)	(1,592)

	$1,439	$1,017

Depreciation and amortization expense was $1.3 million and $1.1 million for the years ended December 31, 2018 and 2019, respectively. As of December 31, 2018 the Company had $4.0 million of gross assets under capital leases, which primarily consisted of laboratory equipment, and related accumulated amortization of $2.6 million. At December 31, 2019, the Company had $1.8 million of gross assets under finance leases and related accumulated amortization of $1.3 million.

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2018	2019
Accrued employee compensation and benefits	$1,047	$1,318
Accrued external research and development expenses	94	689
Accrued professional fees	505	215
Other	179	199

	$1,825	$2,421

6. Notes Payable

Long-term debt consisted of the following (in thousands):

	December 31,
	2018	2019
Principal amount of long-term debt	$10,000	$15,000
Less: Current portion of long-term debt	(1,389)	—

Long-term debt, net of current portion	8,611	15,000
Debt discount, net of accretion	(174)	(539)
Accrued end-of-term payment	127	9

Long-term debt, net of discount and current portion	$8,564	$14,470

In June 2018, the Company entered into a loan and security agreement with two lenders (the “Lenders”) for up to $20.0 million in available debt financing (the “Loan”), of which $10.0 million was drawn immediately (“Term Loan A”) and $10.0 million would become available to be drawn upon the occurrence of an equity event as defined in the agreement, as amended. The borrowings under the Loan were repayable in monthly interest-only payments at the greater of i) 7.4% and ii) 5.8% plus the greater of A) the thirty-day U.S. LIBOR rate and B) 1.6%, until August 1, 2019 (amended to extend to October 1, 2019) and thereafter in monthly payments of equal principal plus interest until the loan maturity date of July 1, 2022. As of December 31, 2018, the interest rate applicable to borrowings under the Loan was 8.1%. During the year ended December 31, 2018, the weighted average effective interest rate on outstanding borrowings under the Loan was approximately 11.2%. In December 2019, the Company used proceeds of $9.9 million from a new credit facility to repay the remaining outstanding principal amount of $9.1 million under the Loan and the associated 6.0% final payment fee of $0.6 million and a 1.5% prepayment fee of $0.1 million.

In December 2019, the Company entered into a loan and security agreement, as subsequently amended in 2020 (see Note 16), with a new lender (the “New Lender”) for up to $30.0 million in available debt financing (the “New Loan”), of which $15.0 million was available and drawn immediately (“Tranche 1”). Of the $15.0 million remaining facility, $5.0 million will become available to be drawn upon the occurrence of a development milestone and an equity event as defined in the agreement (“Tranche 2”), and the remaining $10.0 million will become available to be drawn upon New Lender’s approval. The borrowings under the New Loan are repayable in monthly interest-only payments until August 1, 2021, with the option to extend an additional six months upon the drawdown of Tranche 2. The interest-only period will be followed by monthly payments of equal principal plus interest until the loan maturity date of January 1, 2024. Outstanding borrowings bear interest at the greater of i) 8.75% and ii) the prime rate as reported in the Wall Street Journal plus 4.00%. A final payment fee of 5.25% of the amounts drawn under the Loan is due upon the earlier of the maturity date or the repayment date if paid early, whether voluntary or upon acceleration due to default. The Company may repay the New Loan at any time by paying the outstanding principal balance in full, along with any unpaid accrued interest, the final payment fees of 5.25% of the amounts drawn and a prepayment fee calculated on amounts being prepaid. The prepayment fee is 3.0% if the New Loan is repaid within the one-year anniversary of the draw date, 2.0% if paid between the first and second-year anniversary of the draw date and 1.0% if paid after the second anniversary of the draw date but before the maturity date.

As of December 31, 2019, the interest rate applicable to borrowings under the New Loan was 8.75%.

Borrowings under the New Loan are collateralized by substantially all of the Company’s personal property, other than its intellectual property. There were no financial covenants associated with the New Loan; however, the Company is subject to certain affirmative and negative covenants restricting the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the New Loan are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in the Company’s business, operations or financial or other condition. Upon the occurrence of an event of default and until such event of default is no longer continuing, the interest rate will increase by 5.0% per annum.

In connection with the New Loan, the Company became obligated to issue warrants for the purchase of either Class B preferred units or the next round of preferred units the Company issues, such number of shares and exercise price based on a warrant coverage percentage of 1.95% of the original loan proceeds of $15.0 million. As of December 31, 2019, warrants for the purchase of 34,946 units of Class B preferred units with an exercise price of $8.37 per unit were issued and outstanding.

As of December 31, 2019, future principal payments due are as follows (in thousands):

Year Ending December 31,
2020	$—
2021	2,268
2022	5,805
2023	6,341
2024	586

$15,000

In 2020, the New Loan was amended to add an additional final payment fee of $0.3 million (see Note 16).

7. Preferred Units

The Company has issued Class A preferred units and Class B preferred units, collectively referred to as the “Preferred Units”. In June and July 2018, the Company issued 4,315,472 Class B preferred units at a purchase price of $8.37 per unit, resulting in cash proceeds of $36.0 million net of issuance costs of $0.1 million.

Preferred Units consisted of the following as of December 31, 2018 and 2019 (in thousands, except unit amounts):

	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Class A preferred units	8,555,165	8,075,629	$53,657	$54,591
Class B preferred units	8,960,573	4,315,472	36,042	36,121

	17,515,738	12,391,101	$89,699	$90,712

The holders of the Preferred Units have the following rights and preferences:

Voting rights

The holders of the Preferred Units carry one vote per unit. Subject to maintaining certain ownership levels, the Class A preferred unitholders as a class are entitled to elect one of the seven board members while such Class A preferred units are outstanding.

Dividends and distributions

There are no stated dividends on the Preferred Units; however, to the extent the Company has sufficient cash available, the Company shall make a tax distribution in an amount of cash equal to the excess, if any, of

(i) the product of the net taxable income or gain of the Company for the year allocated to each member (reduced for any prior net loss allocated to such holder, not previously taken into account) and the highest combined marginal federal and state income tax rate applicable over (ii) the aggregate amount of distributions previously made to such member during such taxable year.

Through December 31, 2019, no distributions have been approved or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation Event (as described below), the proceeds, as determined by the Company’s board of directors, will be distributed, to the extent available, as follows:

•

First, the holders of Class B preferred units will receive, in preference to any distribution to the holders of Class A preferred units or common units, on a pro rata basis, an amount equal to the Class B preferred unit Original Issue Price per unit less any amounts per Class B preferred unit previously distributed to holders of Class B preferred units;

•

Second, the holders of Class A preferred units will receive, in preference to any distribution to the holders of common units, on a pro rata basis, an amount equal to the Class A preferred unit Original Issue Price per unit less any amounts per Class A preferred unit previously distributed to holders of Class A preferred units;

•

Third, the holders of vested common units will receive, on a pro rata basis in accordance with the number of vested common units, the percentage interests of all holders of common units multiplied by the aggregate amount distributed to the holders of Class A preferred units divided by (b) one minus the percentage interests of all holders of common units in respect of such holders’ common units;

•

Fourth, the holders of vested common units and Class A preferred units will receive, on a pro rata basis, the percentage interests of all holders of common units multiplied by the aggregate amount distributed to the holders of Class B preferred units divided by (b) one minus the percentage interests of all holders of common units in respect of such holders’ common units; and

•

Thereafter, to the holders of all units pro rata in proportion to each holder’s Percentage Interest subject to certain limitations. For purposes of this calculation, Percentage Interest is defined as (i) the sum of the holder’s Class A preferred units multiplied by the Class A Adjustment Rate plus the holder’s Class B preferred units multiplied by the Class B Adjustment Rate plus the holders common units divided by (ii) the sum of all Class A preferred units outstanding multiplied by the Class A Adjustment Rate plus all Class B preferred units outstanding multiplied by the Class B Adjustment Rate plus all common units outstanding. The Adjustment Rate is defined as the Original Issue Price of each class divided by the Adjustment Price of each Class. At issuance, the Adjustment Price of each class is defined as equal to the Original Issue Price but is subject to adjustment. Upon the issuance and sale of Class C preferred units in June 2020 at the Original Issue Price of $4.0008 per unit, the Adjustment Price for Class A preferred units and Class B preferred units was adjusted (see Note 16).

Holders of incentive units shall participate in distribution of proceeds only after the participation threshold with respect to such incentive units has been distributed in respect to common units.

The Original Issue Price is defined as $6.7587 per Class A preferred unit and $8.37 per Class B preferred unit. A Deemed Liquidation Event shall include a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Conversion

In connection with the preparation of a qualified public offering with expected gross proceeds to the Company of at least $40.0 million at a per share price of at least 1.5 times the Class B Original Issue Price, or upon the request of the holders of 55% of the outstanding Class A preferred units and 55% of the outstanding Class B preferred units in connection with an initial public offering, the members of the Company will take appropriate steps to implement a reorganization of the Company. The reorganization of the Company may include contribution of the Preferred Units and common units to a newly formed corporation or distribution to a subsidiary of the Company that owns all material assets of the Company on terms that preserve and reflect the substantive economic rights of the Preferred Units and common units. If such Preferred Units and common units are entitled to distributions following the consummation of an initial public offering, such Preferred Units and common units shall be converted into common equity of the Company and only be entitled to the equivalent of economic rights under the terms of the limited liability company agreement.

8. Common Units

The Company issued to its founders in 2014 an aggregate of 8,000,000 common units, of which 2,500,000 are subject to vesting provisions which lapse over four years. As of December 31, 2017, there were 374,675 unvested common units, all of which vested in 2018.

Each common unit entitles the holder to one vote on all matters submitted to a vote of the Company’s members. In the event of any deemed liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the order of distributions described under the rights and preferences of the Preferred Units.

The Company also has outstanding restricted incentive units, a form of common units, that generally vest over four years (see Note 10).

9. Warrants for Preferred and Common Units

In June 2018, in connection with the Term Loan (see Note 6), the Company issued 9,600 Class A preferred warrants with an exercise price of $6.7587 per unit. If unexercised, the warrants expire on June 14, 2028. In December 2019, in connection with the New Loan (see Note 6), the Company issued 34,946 Class B preferred warrants with an exercise price of $8.37 per unit. The Company also has outstanding common unit warrants issued in 2015.

Outstanding warrants consisted of the following:

December 31, 2018
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A preferred	9,600	$6.7587

			400,527

December 31, 2019
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A preferred	9,600	$6.7587
December 20, 2019	10	Class B preferred	34,946	$8.3700

			435,473

10. Equity-Based Compensation

Incentive units

The Company’s operating agreement, as amended and restated, provides for the granting of incentive units, a type of common units, to officers, directors, employees, consultants and advisors. Under the terms of the incentive unit grant agreements, such incentive units are subject to a vesting schedule, generally over four years. Holders of incentive units are entitled to receive distributions in proportion to their ownership percent interest, upon liquidation, that are in excess of the strike price of the award, (the “Participation Threshold”) set by the board of directors on the date of grant. The Participation Threshold is based on the amount that would be distributed in respect of a common unit pursuant to the liquidation preferences described in Note 7, if, upon a hypothetical liquidation of the Company on the date of issuance of such Incentive Unit, the Company sold its assets for their fair market value, satisfied its liabilities and distributed its remaining net assets to holders of units in liquidation. The Company determined that the underlying terms of the incentive units and the intended purpose of the awards were more akin to an equity-based compensation award than a performance bonus or profit-sharing arrangement and, therefore, the incentive units were equity-classified awards.

Incentive unit valuation

The fair value of each common unit was determined based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, including the contemporaneous valuations of the Company’s common units, the Company’s financial condition and operating results, the material risks related to the Company’s business, the Company’s stage of development and business strategy and the likelihood of achieving a liquidity event for the holders of the Company’s common units.

Incentive unit activity

A summary of unvested incentive unit (a type of common units) activity is as follows:

	Units	Weighted Average Grant Date Fair Value
Unvested incentive units at December 31, 2018	363,981	$1.52
Issued	—	$—
Vested	(271,578)	$1.41
Forfeited	(19,354)	$1.83

Unvested incentive units at December 31, 2019	73,049	$1.83

There were no restricted incentive units granted during the years ended December 31, 2018 and 2019. The aggregate grant-date fair value of restricted incentive units that vested during the years ended December 31, 2018 and 2019 was $0.5 million and $0.4 million, respectively.

2018 Unit option and grant plan

On December 4, 2018, the Company’s board of directors adopted the 2018 Unit Option and Grant Plan (the “2018 Plan”), which was approved by the Company’s members on December 5, 2018. The 2018 Plan provides for the Company to grant unit options, restricted unit awards and unrestricted unit awards to employees, directors and consultants of the Company. The 2018 Plan is administered by the board of directors or, at the discretion of the board of directors, by a committee of the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or its committee if so delegated.

Unit options granted under the 2018 Plan with service-based vesting conditions generally vest over four years and expire after ten years. The total number of common units that may be issued under the 2018 Plan is 4,822,375 as of December 31, 2019. Units that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of units or otherwise terminated (other than by exercise) and units that are withheld upon the exercise of an option or settlement of an award to cover exercise price or tax withholding shall be added back to units available under the 2018 Plan. As of December 31, 2019, 971,858 common units remain available for issuance under the 2018 Plan.

The exercise price per unit option granted is not less than the fair market value of common units as determined by the board of directors as of the date of grant. The Company’s board of directors values the Company’s common units, taking into consideration its most recently available valuation of common units performed by third parties as well as additional relevant factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

Option valuation

The fair value of option grants is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected unit volatility based on the historical volatility of a publicly traded set of peer companies. The expected term of the Company’s options has been determined utilizing a midpoint convention estimate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of options granted:

	Year Ended December 31,
	2018	2019
Risk-free interest rate	2.9%	1.7%
Expected volatility	71.4%	72.1%
Expected dividend yield	—	—
Expected term (in years)	7.8	7.8

Unit option activity

The following table summarizes the Company’s option activity during the year ended December 31, 2019:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2018	1,677,676	$2.32	9.93	$—
Granted	2,332,781	3.62
Exercised	—	—
Forfeited	(140,586)	2.32

Outstanding as of December 31, 2019	3,869,871	$3.10	9.41	$1,998

Vested and expected to vest as of December 31, 2019	3,869,871	$3.10	9.41	$1,998
Options exercisable as of December 31, 2019(1)	3,869,871	$3.10	9.41	$1,998

(1)	Options are immediately exercisable for restricted common units which vest according to the original vesting terms of the option grant. No options have been exercised prior to vesting.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common units for those unit options that had exercise prices lower than the fair value of the Company’s common units.

The weighted average grant-date fair value of unit options granted during the years ended December 31, 2018 and 2019 was $1.66 per unit and $2.55 per unit, respectively.

Equity-based compensation

The Company recorded equity-based compensation expense related to common unit options and restricted incentive units in the following expense categories in its consolidated statements of operations (in thousands):

	Year Ended December 31,
	2018	2019
Research and development expenses	$388	$674
General and administrative expenses	509	871

	$897	$1,545

As of December 31, 2019, total unrecognized compensation cost related to unvested options and unvested incentive units was $5.8 million, which is expected to be recognized over a weighted average period of 3.4 years.

11. Income Taxes

Holdings is treated as a partnership for federal income tax purposes and, therefore, its owners, and not Holdings, are subject to U.S. federal or state income taxation on the income of Holdings. Holdings’ directly held subsidiary Yumanity Therapeutics, Inc. was treated as a corporation for U.S. federal income tax purposes and was subject to taxation in the United States. In each reporting period, the Company’s tax provision includes the effects of consolidating the results of the operations of its subsidiary.

During the years ended December 31, 2018 and 2019, the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each year due to its uncertainty of realizing a benefit from those items. The Company has no foreign operations and therefore, has not provided for any foreign taxes.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2018	2019
Federal statutory income tax rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(6.3)	(6.1)
Federal and state research and development tax credits	(3.0)	(1.1)
Other	0.4	0.4
Change in deferred tax asset valuation allowance	29.9	27.8

Effective income tax rate	0.0%	0.0%

Net deferred tax assets consisted of the following (in thousands):

	December 31,
	2018	2019
Deferred tax assets:
Net operating loss carryforwards	$15,226	$23,142
Research and development tax credit carryforwards	1,975	2,324
Property and equipment	291	312
Accrued expenses	286	360
Capitalized intellectual property costs	119	109
Equity-based compensation expense	100	370
Operating lease liabilities	—	79
Other	47	103

Total deferred tax assets	18,044	26,799

Deferred tax liabilities:
Operating lease right-of-use assets	—	(75)

Total deferred tax liabilities	—	(75)

Valuation allowance	(18,044)	(26,724)

Net deferred tax assets	$—	$—

As of December 31, 2019, the Company had U.S. federal and state net operating loss carryforwards of $84.7 million and $84.8 million, respectively, which may be available to offset future taxable income. Federal and state net operating loss carryforwards of $34.6 million and $84.8 million, respectively, begin to expire in 2035. Federal net operating loss carryforwards of $50.1 million do not expire but may be limited in their usage to an annual deduction equal to 80% of annual taxable income. As of December 31, 2019, the Company also had U.S. federal and state research and development tax credit carryforwards of $1.5 million and $1.1 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2035 and 2031, respectively.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2018 and 2019. Management reevaluates the positive and negative evidence at each reporting period.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2018 and 2019 related primarily to the increase in net operating loss carryforwards and research and development tax credit carryforwards and were as follows (in thousands):

	Year Ended December 31,
	2018	2019
Valuation allowance as of beginning of year	$10,997	$18,044
Decreases recorded as benefit to income tax provision	—	—
Increases recorded to income tax provision	7,047	8,680

Valuation allowance as of end of year	$18,044	$26,724

As of December 31, 2019, the Company had not recorded any amounts for unrecognized tax benefits. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the Company’s consolidated statements of operations. The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company is open to future tax examination under statute from 2016 to the present; however, carryforward attributes that were generated prior to December 31, 2015 may still be adjusted upon examination by federal, state or local tax authorities if they either have been or will be used in a future period.

12. Leases

The Company leases its office and laboratory facilities in Cambridge, Massachusetts from an investor in the Company under a noncancelable operating lease (“the Lease”). The Lease requires the Company to pay its portion of real estate taxes and costs related to the premises, including costs of operations, maintenance, repair, replacement, and management of the premises, which the Company records as variable costs. In April 2019, the Company amended the Lease to extend the lease expiration from September 31, 2019 to March 31, 2020. The amendment was accounted for as a lease reassessment and the right-of-use asset and lease liability were remeasured at the reassessment date of April 2019 resulting in an increase of $0.6 million to the right-of-use asset and a corresponding increase of $0.5 million to the lease liability. In 2020, the Company further extended the lease expiration (see Note 16).

As of December 31, 2018 and 2019, the Company maintained letters of credit, secured by restricted cash, for a security deposit of $0.1 million in conjunction with the Lease.

The Company also leases property and equipment under agreements that were accounted for as capital leases in accordance with ASC 840 in 2018, and which were classified as finance leases upon the Company’s adoption of ASC 842 on January 1, 2019 (see Note 4).

The components of lease cost under ASC 842 were as follows (in thousands):

Year Ended December 31, 2019
Operating lease cost	$1,101
Short-term lease cost	$—
Variable lease cost	$583

Finance lease cost:
Amortization of lease assets	$896
Interest on lease liabilities	55

Total finance lease cost	$951

Supplemental disclosure of cash flow information related to leases was as follows (in thousands):

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of operating lease liabilities (operating cash flows)	$1,131
Cash paid for amounts included in the measurement of finance lease liabilities (operating cash flows)	$55
Cash paid for amounts included in the measurement of finance lease liabilities (financing cash flows)	$958
Operating lease liabilities arising from obtaining right-of-use assets	$469
Finance lease liabilities arising from obtaining right-of-use assets	$—

The weighted-average remaining lease term and discount rate were as follows:

December 31, 2019
Weighted-average remaining lease term (in years) used for:
Operating leases	0.25
Finance leases	1.42
Weighted-average discount rate used for:
Operating leases	8.11%
Finance leases	6.09%

Because the interest rate implicit in the Lease was not readily determinable upon adoption of ASC 842, the Company’s incremental borrowing rate was used to calculate the present value of the Lease. The present value of the Company’s finance leases was calculated using the rate implicit in the lease.

Future annual lease payments under the Lease and property and equipment finance leases as of December 31, 2019 were as follows (in thousands):

Years Ending December 31,	Operating Leases	Finance Leases
2020	$295	$362
2021	—	119
2022	—	—
2023	—	—
2024	—	—
Thereafter	—	—

Total future lease payments	295	481
Less: Imputed interest	(4)	(22)

Total lease liabilities	$291	$459

The following table presents lease assets and liabilities and their classification on the consolidated balance sheet (in thousands):

Leases	Consolidated Balance Sheet Classification	Amount
Assets:
Operating lease assets	Operating lease right-of-use assets	$275
Finance lease assets	Property and equipment, net	457

Total leased assets		$732

Liabilities:
Current:
Operating lease liabilities	Operating lease liabilities	$291
Finance lease liabilities	Current portion of capital (finance) lease obligation	343
Non-current:
Finance lease liabilities	Capital (finance) lease obligation, net of current portion	116

Total lease liabilities		$750

Disclosures under ASC 840

The following table summarizes the future minimum lease payments due under the Company’s operating and capital leases as of December 31, 2018 (in thousands), presented in accordance with ASC 840, the relevant accounting standard at that time:

Years Ending December 31,	Operating Leases	Capital Leases
2019	$795	$1,014
2020	—	362
2021	—	119
2022	—	—
2023	—	—

Total future minimum lease payments	$795	1,495

Less: Amount representing interest		(78)

Present value of capital lease obligations		1,417
Less: Current portion		(959)

Long-term portion of capital lease obligation		$458

13. Commitments and Contingencies

License agreement

The Company has a tangible property and patent license agreement with Whitehead Institute for Biomedical Research (“Whitehead”) entered into in 2016 and subsequently amended in 2016 and 2018, under which the Company obtained a certain exclusive and non-exclusive, royalty-bearing, sublicensable, worldwide license to make, sell and distribute products under certain patents owned by Whitehead for certain know-how related to specific neurodegenerative diseases. In consideration for the rights granted by the agreement, the Company paid a one-time license fee of less than $0.1 million and issued 300,000 common units valued at $0.8 million. The Company is required to pay annual maintenance fees of up to $0.1 million through the termination of the agreement. The Company is also required to pay up to an aggregate of approximately $1.9 million upon the achievement of certain developmental and regulatory milestones for the first two licensed products under its first indication. The Company is also required to pay additional milestone amounts for subsequent licensed products under its first or subsequent indications, but at a lower rate. As of December 31, 2019, the Company had made a payment of $0.1 million upon the achievement of a developmental milestone. The Company recorded this amount in research and development expenses in the year ended December 31, 2019. The Company must also pay a royalty in the low single digits on future sales by the Company and a mid single to low double digit percentage of certain income received from sublicensees and certain partners. The license agreement remains in effect until the expiration of the last-to-expire patent licensed under the agreement. Whitehead may terminate the agreement upon the Company’s uncured material breach of the agreement, including failure to make required payments under the agreement or to achieve certain milestones, or if the Company becomes insolvent or bankrupt. The Company may terminate the license agreement at any time upon providing certain written notice to Whitehead.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

14. Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for its employees. Eligible employees may make pretax contributions to the 401(k) Plan up to statutory limits. There was no discretionary match made under the 401(k) Plan as of December 31, 2018 and 2019.

15. Related Parties

The Company leases its office and laboratory space from an investor in the Company (see Note 12). Rent expense for the years ended December 31, 2018 and 2019 was $1.0 million and $1.1 million, respectively. Amounts paid to the investor under the lease agreement, as amended, for each of the years ended December 31, 2018 and 2019 were $1.7 million. There were no amounts payable to the investor as of December 31, 2018 or 2019.

16. Subsequent Events

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company has evaluated subsequent events through September 23, 2020, the date that these consolidated financial statements were available to be issued.

Operating leases

In February 2020, the Company’s existing office and laboratory facilities lease, as amended, was amended to further extend the lease expiration to April 30, 2020. In May 2020, this was amended to further extend the lease expiration for a portion of the leased premises to May 23, 2020. As a result of these extensions, the Company’s future rent payments increased by $0.1 million in 2020 (see Note 12).

In February 2020, the Company entered into a three-year operating lease agreement for laboratory and office space. The term commenced in May 2020 and ends in April 2023. Future minimum rent payments under this lease will be approximately $2.0 million, $4.2 million, $4.3 million and $1.5 million in 2020, 2021, 2022 and 2023, respectively.

New Loan

In April 2020, the New Loan was amended to permit indebtedness consisting of a loan under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided that such loan shall be unsecured, shall not contain any terms or conditions that are adverse to New Lender’s rights under the loan and that the Company will not prepay such loan. In June 2020, the New Loan was amended and an additional final payment fee of $0.3 million became due upon repayment of the loan.

Paycheck Protection Program loan

In April 2020, Yumanity Therapeutics Inc., the Company’s wholly-owned subsidiary, issued a Promissory Note to Silicon Valley Bank, pursuant to which it received loan proceeds of $1.1 million (the “Loan”) provided under the Paycheck Protection Program established under the CARES Act and guaranteed by the U.S. Small Business Administration. The Loan is unsecured, is scheduled to mature on April 24, 2022 and has a fixed interest rate of 1.0% per annum. No payments of principal or interest are due during the six-month period beginning on April 24, 2020, although interest will accrue on the unpaid principal balance. Forgiveness of the Loan is only available for principal that is used for the limited purposes that expressly qualify for forgiveness under U.S. Small Business Administration requirements.

Issuance and sale of class C preferred units

In June 2020, the Company issued and sold 5,404,588 Class C preferred units, at a price of $4.0008 per unit, for gross proceeds of $21.6 million. The terms of the Class C preferred units are substantially the same as the terms of the Class A and B preferred units (see Note 7), except that the Original Issue Price per unit of the Class C preferred units is $4.0008. Related to the Class C issuance, a majority of the Company’s voting preferred and common unit holders voted to amend the Company’s operating agreement such that Class B preferred unitholders who did not participate in a minimum purchase of Class C preferred units, referred to as non-participating holders, became holders of Class B preferred units referred to as “Defaulting Class B Preferred Units”. The terms of the Defaulting Class B Preferred Units are similar to the terms of common units with respect to distributions, except that Defaulting Class B Preferred Units are treated as one fifth (1/5) of a common unit. The Defaulting Class B Preferred Units lose their rights associated with Preferred Units and have no voting rights. For accounting purposes this transaction was treated as an extinguishment of the existing Class B preferred units held by the non-participating holders and the issuance of a new security, Defaulting Class B Preferred Units, to those non-participating holders. The carrying value of $7.0 million for the Class B preferred units exchanged for Defaulting Class B Preferred Units was removed from Preferred units on the balance sheet and the Defaulting Class B Preferred Units were reflected in permanent equity at their issuance date fair value of $0.3 million with the difference of $6.7 million reflected as a reduction of Accumulated members’ deficit. Furthermore, because the price per share of the Class C preferred units in this transaction was lower than the Adjustment Price of the Company’s Class A preferred units and Class B preferred units, in accordance with the Company’s operating agreement, as amended and restated, the Adjustment Price of Class A preferred units and Class B preferred units was adjusted from $6.7587 to $6.3520 per unit and from $8.37 to $7.7257 per unit, respectively. In connection with the issuance, the Company increased the number of authorized preferred units from 17,515,738 units to 17,878,398 units. The number of authorized Class A preferred units was reduced from 8,555,165 to 8,085,229 units and the number of authorized Class B preferred units was reduced from 8,960,573 to 4,315,472 units.

Upon issuance of Class C preferred units in June 2020, the warrants for Class B preferred units issued in December 2019 became warrants for the purchase of 73,109 Class C preferred units with an exercise price of $4.0008 per unit.

Increase in authorized number of common units

In June 2020, the Company increased the number of authorized common units from 15,492,000 units to 17,913,021 units.

Increase in shares available for issuance under the 2018 Plan

In June 2020, the Company increased the number of common units authorized for issuance under the 2018 Plan from 4,822,375 units to 7,243,396 units.

Collaboration agreement

In June 2020, the Company entered into an exclusive license and research collaboration agreement with Merck Sharp & Dohme Corp. (“Merck”) to support the research, development and commercialization of products for the treatment of amyotrophic lateral sclerosis (ALS) and frontotemporal lobar dementia (FTLD). Under the terms of the agreement, Merck will gain exclusive rights to two novel pipeline programs for the treatment of ALS and FTLD. The Company and Merck will collaborate to advance the two preclinical programs during the research term, after which Merck has the right to continue clinical development and commercialization. Under the agreement, the Company received an upfront payment totaling $15.0 million and is eligible to receive future milestone and option payments associated with the successful research, development and sales of marketed products for pipeline programs, as well as royalties on net sales. Merck also participated in the Company’s Class C preferred units financing in June 2020.

Option Repricing

On July 6, 2020, the Company modified 3,424,415 outstanding options with a weighted average exercise price of $3.14 per common unit to reduce the exercise price to $1.72 per common unit.